Exhibit 99.2

Buckeye Partners, L.P. Acquisition of Refined Product Pipelines and Terminals Webcast Presentation November 2nd, 2009

Transaction Highlights Greater access to important markets and refinery operations in the Midwest Expands existing regional knowledge base Opportunity for operational synergies with existing Buckeye facilities Combined footprint increases commercial value to our customers Offers enhanced distribution connectivity Flexible storage capabilities Financial benefits Transaction is supported by stable tariff and fee-based revenues Incremental opportunities to expand our product marketing activities Expected to increase distributable income to our unitholders

Asset Overview – Pipelines and Terminals Pipelines Blue Line ~ 270 mile 8-inch diameter refined products pipeline from East St. Louis to East Chicago (flows south to north) Deliveries to Decatur, Illinois and East Chicago, Indiana Gold Line ~ 40 mile 8-inch diameter refined products pipeline from East Chicago to Kankakee (flows north to south) Deliveries to Kankakee, Illinois Terminals East Chicago ~2 million barrels of storage capacity Four-bay refined products loading rack Multi-product, multi-modal facility Receives refined product from the Blue Line, Explorer, Marathon Wabash, Marathon Loop, Buckeye (NORCO) and Oneok (Butane) Delivers refined product across the rack, into the Gold Line (for delivery to Kankakee), Marathon Loop, West Shore, Buckeye Main Line, Buckeye E. Chicago terminal and CITGO E. Chicago Terminal Decatur Terminal 193,000 barrels of storage capacity Three-bay refined products loading rack Ethanol blending capability Kankakee Terminal 110,000 barrels of storage capacity Two-bay refined products loading rack Ethanol blending capability

Asset Overview – Map of Operations Combined Buckeye system after the acquisition comprises in excess of 6 million barrels of integrated refined products storage in the Chicago market Legend: Wood River Line Blue Gold Lines ____ ____